Exhibit A(5)(nn)

                                     LOANS

Loan Requirements.--On or after the first contract anniversary, you may borrow from us on the contract. Al1 these conditions must be met:

1. The insured is living.

2. The contract is in force.

3. The contract debt will not be more than the loan value. (We explain these terms below.)

4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Contract Debt.--Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Example 1: Suppose the contract date is in 1987 and the initial premium was $10,000. Three months before the anniversary in 1992 the contract has a contract fund of $15,000. Six monthS ago you borrowed $1,500. By now there is interest of $45 charged but not yet due. The contract debt is now $1,546, which is made up of the $1,5OO loan and the $45 interest.

Loan Value.--You may borrow any amount up to the difference between the loan value and any existing contract debt. On any day, the loan value is equal to 90% of the cash value.

Example 2: Suppose, in example 1, you want to borrow all that you can. We will lend you $11,280, which is the difference between the $12,825 loan value and the $1,545 contract debt. This will increase the contract debt to $12,825. We will add the new amount borrowed to the existing loan and will charge interest on it, too.

Interest Charge.--We will charge interest daily on any loan at an effective rate of 3% a year.

Interest is due on each contract anniversary, or when the loan is paid back if that comes first. If interest is not paid when due, it will become part of the loan. Then we will start to charge interest on it, too.

Example 3: Suppose the contract date is in 1987. Six months before the anniversary in 1996 you borrow $1,000 out of a $15,000 loan value. We charge 6% a year.

Four months later, but still two months before the anniversary we will have charged about $20 interest. This amount will be a few cents more or less than $20 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,000. The contract debt will be $1,020, since contract debt includes interest charged but not yet due.

On the anniversary in 1996 we will have charged about $30 interest. The interest will then be due.

Example 4: Suppose the $30 interest in example 3 was paid on the anniversary. The loan and contract debt each became $1,000 right after the payment.

Example 5: Suppose the $30 interest in example 3 was not paid on the anniversary. The interest became part of the loan, and we began to charge interest on it, too. The loan and contract debt each became $1,030.

Repayment.--All or part of any contract debt may be paid back at any time while the insured is living and the contract is not in default. A repayment will first be applied to reduce the part of the loan, if any, that is subject to the lowest interest crediting rate. When we settle the contract, any contract debt is due us. We will make an adjustment so that the proceeds will not include the amount of that debt.

Effect of a Loan.--When you take a loan, the amount of any loan continues to be a part of the contract fund. However, the amount equal to the amount of the loan is credited with interest only at the rates we state on page 10.

We will reduce the contract fund by this amount, and by loan interest that becomes part of the loan because it is not paid when due. When you repay part or all of a loan we will increase the contract fund by the amount of loan you repay, plus, if you repay all the loan, interest credits accrued on the loan (at the rate we state on page 10) since the last Monthly Date, we will not increase the contract fund by loan interest that is paid before we make it part of the loan.

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